Exhibit 10.39

Employment Offer Letter

Welcome!

June 2, 2025

Ken Dixon,

Subject to the approval of the Board of Director Managers of TDS Telecommunications LLC (the “Company”), we are pleased to offer you the position of President and Chief Executive Officer of the Company. We believe that your incredible skills, experience and accomplishments will be a valuable asset to TDS, and we are excited to have you lead our team!

The following provisions in this Employment Offer Letter include detail on your new position and compensation.

I look forward to your start date so that you can begin contributing to our successful team. If you have questions prior to that time, please contact me.

Best Regards,

Walter C.D. Carlson,
President and Chief Executive Officer of Telephone and Data Systems, Inc. and Chair of TDS Telecommunications LLC

Position Details

Position and Start Date
You will commence employment on June 9, 2025, as the President and Chief Executive Officer of the Company.

It is anticipated that you will be appointed to the Board of Director Managers of the Company and the Board of Directors of Telephone and Data Systems, Inc. (TDS) on June 9, 2025.

You will be employed by TDS Telecom Service LLC, a subsidiary of the Company, and the position is located at our headquarters in Madison, Wisconsin.

Base Salary
You will receive an annual base salary of $750,000. Merit increases are determined in the beginning of February each calendar year, with an effective date that is applied retroactively to January 1 of that year.

Our payroll cycle is bi-weekly, every other Friday. We encourage you to sign up for Direct Deposit to have your paycheck deposited directly into your checking and/or savings account(s) to ensure payment reaches you on payday. Your paycheck statements are available online through SharePoint or you may elect to have them mailed to your home address. Payroll is one week in arrears.

Annual Bonus
You will be eligible to participate in our annual bonus plan. Your target bonus opportunity for the 2025 bonus (paid in 2026) will be 90% of your annual base salary, as pro-rated based on your start date. At this time, bonus awards for executives are based 20% on individual performance (key objectives and overall performance) and 80% on company performance.

Long-Term Incentive Program and 2025 Grant
As an officer of the Company you are eligible to participate in the TDS Long-Term Incentive Plan (LTIP). In recent years this program has provided Restricted Stock Units (RSUs) and Performance Share Units (PSUs) to help retain key associates who will be relied upon to make major contributions to the Company’s success. Grants historically have been made in May of each year. Subject to approval by the TDS Compensation and Human Resources Committee (the “CHRC”), as soon as administratively possible following your start date, you will be granted a 2025 annual equity grant with a grant date value of $984,380. This grant will be allocated 50% to RSUs and 50% to PSUs, and will be consistent with the metrics, terms and other methodology utilized to make the 2025 annual equity grants to similarly situated executives of the Company. The RSUs will vest one-third on each annual anniversary of the grant date, subject to your continued employment with the Company and its affiliates until such date and be settled shortly after each vesting date. The PSUs, as adjusted for performance attainment, will vest on December 31, 2027, subject to your continued employment with the Company and its affiliates until such date, and be settled no later than the March 15 thereafter.

Your LTIP target for the awards to be granted in the 2026 calendar year will be 225% of your annual base salary.

The metrics and other terms of LTIP awards are determined on an annual basis. Therefore, this target may change year-over-year, or in future years.

Additional Sign-On RSU Award
Subject to approval by the CHRC, as soon as administratively possible following your start date, you will be granted an additional RSU award with a grant date value of $2,225,000 (the “Sign-On RSU Award”), which will cliff vest on the five-year anniversary of your start date, subject to your continued employment with the Company and its affiliates until such date. In the event that your employment is involuntarily terminated by the Company and its affiliates without Cause prior to the five-year anniversary of your start date, then a pro-rata portion of the Sign-On RSU Award will become vested, based on your period of employment during the five-year vesting period.

For purposes of this Employment Offer Letter, "Cause" shall mean (i) any conviction of, or plea of nolo contendere to, a felony; (ii) the theft, conversion, embezzlement or misappropriation by you of funds or other assets of the Company and its affiliates or any other act of fraud or dishonesty with respect to the Company and its affiliates; (iii) a material breach by you of your employment duties and responsibilities (other than as a result of incapacity due to physical or mental illness) (A) which is the result of your negligence or (B) which is demonstrably willful and deliberate on your part and which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and its affiliates; or (iv) your violation of the TDS Telecom Service LLC Confidentiality/Non-Solicitation/Non-Competition Agreement or any other restrictive covenant made by you for the benefit of the Company and its affiliates.

Company Vehicle
As an officer of the Company, you are eligible for the Officer Company Vehicle Program. Your vehicle may be used for both business and personal purposes. All maintenance, insurance and fuel costs are covered by the Company. More information will be provided to you under separate cover from our Procurement team.

Relocation Benefits
You will be provided with a relocation package to assist with temporary housing, round-trip flights to and from Madison, Wisconsin, packing and shipping costs of personal belongings and any closing costs that may be associated with the purchase of a home in the Madison area. You separately will receive additional information about such relocation benefits. You will be required to reimburse the Company for the entire amount you receive as relocation benefits if you voluntarily terminate your employment with the Company and its affiliates within twenty-four (24) months of your relocation.

Reimbursements and payments under this Employment Offer Letter are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code to the maximum extent possible. To the extent Section 409A applies to such reimbursements or payments, this Employment Offer Letter shall be interpreted to comply therewith. Each reimbursement and payment under this letter shall constitute a "separately identified" amount within the meaning of Treasury Regulation §1.409A-2(b)(2).

Executive Deferred Compensation Program
As an officer, you are eligible to participate in the Executive Deferred Compensation Program. This program allows you to defer a portion of your salary and bonus and pay the federal and state taxes when you actually receive payment of the funds. Most participants defer until separation, but the program allows deferrals to any date at least a year in the future. The funds you defer earn the 30-year Treasury Bond interest rate plus 1.25% annually.

Open enrollment takes place in December of each year for participation for the following year. Should you choose to accept the offer you will be contacted with further information regarding this program.

Benefits Information
For information on benefit plan offerings and premium rates, please review the benefit documents included with this Employment Offer Letter. A Health & Well-Being packet and a 401(k) packet will be mailed to your home address approximately two weeks after your start date.

Health & Well-Being packet: This packet will detail your TDS health and well-being benefit plan options, provide information on how to enroll, and provide a deadline by which you must complete enrollment (deadline is 31 days after your date of hire). As long as you enroll in the medical, dental, and vision plans by the deadline, these benefits are effective back to your date of hire. Please note that when you enroll your dependent(s) into the medical, dental, and/or vision plans, you will need to provide documents to verify they are your legal dependents (e.g., marriage/birth certificate, tax form). If you do not possess these documents, a copy can typically be obtained through your state or vital records office. Benefit premiums are not deducted from your paycheck until after you complete enrollment. Furthermore, if you are adding dependent(s) to your plan(s), their portion of the premium is not deducted from your paycheck until the dependent(s) are verified. This can lead to retroactive premiums being charged to a single paycheck.

401(k) packet: You are eligible to participate in the 401(k) Plan after 30 days of continuous service. Please review the packet in its entirety as it explains plan features and how to change your contribution/investment choices or opt-out of the plan. If you take no action by the deadline indicated in your packet, then you will be automatically enrolled at a pre-tax deduction rate of 6% of your eligible pay with an automatic increase of 1% each year up to 15%.

If you do not receive these two benefit packets by mail within three weeks of your start date, please call myTDSbenefits at 888-521-4089.

Vacation
You will receive five (5) weeks of personal/vacation time per year, to be taken, of course, at times that will not jeopardize the performance of your duties. Vacation time will be pro-rated for the 2025 calendar year based on your start date.

Severance
In the unlikely event that the Company and its affiliates terminate your employment involuntarily without “Cause” (as defined earlier in this Employment Offer Letter), subject to your execution (and non-revocation) of a release of all claims against the Company and its affiliates in the Company’s then customary form, you will be paid a severance amount equal to your then current annual base salary. Such amount will be paid to you in a lump sum within sixty (60) days following your separation from service and will be subject to applicable tax withholding. This offer of severance is in lieu of any severance right that you otherwise would have under any other severance policy or arrangement maintained by the Company and its affiliates.

Governing Law
This Employment Offer Letter shall be construed in accordance with, and governed by, the substantive laws of the State of Wisconsin without reference to principles of conflicts of law.  Each party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Employment Offer Letter, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the Western District of Wisconsin or the courts of the State of Wisconsin (the "Chosen Courts") and (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts for purposes of any such action or proceeding, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice, including the original or a copy of such process, is given by certified or registered mailing to the Company through its Chief Human Resources Officer at its principal place of business in Madison, Wisconsin, or if to you, at your address as it appears in the Company’s books and records, or such other address as you may specify in writing to the Company.  Each party hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Employment Offer Letter.

Acknowledgement & Signature
This Employment Offer Letter will be sent to you for signature via our DocuSign system. Once signed, the document will automatically be returned to our Human Resources team and you will also receive a copy in PDF format. Your electronic signature through DocuSign signifies your receipt of this letter. It also acknowledges your understanding that the employment offer is expressly conditioned upon successful completion of an employment, background, and criminal check, completion of the Form I-9 identity and employment authorization process, and your execution of the TDS Telecom Service LLC Confidentiality/Non-Solicitation/Non-Competition Agreement.

Printed Name	Kenneth Dixon
Signature	/s/ Kenneth Dixon
Signature Date	June 2, 2025

This Employment Offer Letter should not be construed as a contract of employment. Your employment with TDS Telecom is “at will” which means that either you or TDS Telecom may terminate the relationship at any time and for any reason not prohibited by law. If there are any differences between the information provided in this letter and compensation and benefit plan or program documents, the plan or program documents prevail. The compensation and benefits plans and programs described in this letter may be amended at any time and for any reason at the company’s discretion.